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                                                                     EXHIBIT 3.2

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  PRECIS, INC.

         Precis, Inc., an Oklahoma corporation (this "Corporation"), does hereby certify that

1. This Corporation hereby restates its Certificate of Incorporation pursuant to Section 1080C of the Oklahoma General Corporation Act.

2. This Corporation was incorporated on April 16, 1996 under the name "Precis Smart Card Systems, Inc. and amended and supplemented its Certificate of Incorporation on December 1, December 7, 2000 and June 18, 2001.

3. This Amended and Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of this Corporation's Certificate of Incorporation as up to the date and time hereof as previously amended or supplemented, and that there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation, except as permitted pursuant to Section 1080C of the Oklahoma General Corporation Act.

4. This Corporation's Certificate of Incorporation is restated as follows:

         FIRST. The name of this corporation is: Precis, Inc.

         SECOND. The address, including the street, number, city and county, of this Corporation's registered office in the State of Oklahoma is 2800 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma County, Oklahoma 73102-5604; the name of this Corporation's registered agent at such address is Michael E. Dunn.

         THIRD. The nature of the business and the purpose of this Corporation shall be to engage in any lawful act or activity for which a corporation may be organized under the general corporation law of Oklahoma.

         FOURTH. The total number of shares of capital stock which this Corporation shall have authority to issue is 102,000,000 shares, divided into 100,000,000 shares designated as Common Stock, par value $.01 per share, and 2,000,000 shares designated as Preferred Stock, par value $1.00 per share.

         The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

                  Preferred

                  The board of directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish form time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

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                  The authority of the board with respect to each series shall include but not be limited to, determination of the following:

                  (a) The number of shares constituting the series and the distinctive designation of that series;

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the rights of priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting right, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board shall determine;

                  (e) Whether or not shares shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary with different conditions and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for redemption or purchase of shares of the series, and if so, the terms and amount of such sinking fund;

                  (g) The rights of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of this Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  (h) Any other relative rights, preferences or limitations of that series.

                  Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the common shares with respect to the same dividend period.

                  If upon voluntary or involuntary liquidation, dissolution or wind up of this Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratable amount the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         Common

                  Each of the shares of the Common Stock of this Corporation shall be equal in all respects to each other share. The holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock held with respect to all matters as to which the Common Stock is entitled to be voted.

                  Subject to the preferential and other dividend rights applicable to Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or

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         otherwise) as may be declared on the Common Stock by the board of directors at any time or from time to time out of any funds legally available therefor.

                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of this Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

         FIFTH.   Omitted.

         SIXTH. For the management of the business and for the conduct of the affairs of this Corporation, and in further definition, limitation and regulation of the powers of this Corporation, its directors and its stockholders or any class thereof, as the case may be, it is further provided that:

         (a)      Election of directors need not be by written ballot.

         (b) Prior to receipt of any payment for any of this Corporation's stock, the bylaws of this Corporation shall be adopted, amended or repealed by the incorporator. Thereafter, the power to adopt, amend or repeal the bylaws is conferred on the board of directors.

         SEVENTH. To the fullest extent permitted by the Oklahoma General Corporation Act as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         EIGHTH. This Corporation elects that the Control Share Acquisition Act as set forth in Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes shall not apply to this Corporation. Furthermore, this Corporation elects not to be governed by Section 1090.3 of Title 18 of the Oklahoma Statutes.

5. Pursuant to authority vested in the Board of Directors pursuant to Section 4 of the Certificate of Incorporation, the Board of Directors of this Corporation, pursuant to a Record and Memorandum of Action, dated March 17, 2000, duly adopted the certain resolutions creating a series of Preferred Stock, $1.00 par value per share, designated as "Series A Convertible Preferred Stock," as follows:

                  RESOLVED, that pursuant to the authority expressly granted to the Board of Directors of the Corporation pursuant to Section 4 of the Certificate of Incorporation of the Corporation, the Board of Directors hereby (i) creates a series of Preferred Stock, par value $1.00 per share, of the Corporation, to consist of 166,667 shares, (ii) reserves for issuance the number of shares of the Corporations common stock, $.001 par value (the "Common Stock") issuable upon conversion of such Preferred Stock as hereinafter set forth, and (iii) fixes and determines the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof in addition to those relating to all series of Preferred Stock as set forth in Section 4 of the Certificate of Incorporation of the Corporation, as follows:

                  (a) Designation of Series and Number of Shares. There shall be a series of the Preferred Stock, par value $1.00 per share, of the Corporation which shall consist of 166,667 shares having a stated value of $12.00 per share (the "Stated Value"), and shall be designated as the "Series A Convertible Preferred Stock" (hereinafter referred to as this "Series").

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                  (b) Dividends. Out of the surplus or net profits of the
         Corporation legally available for dividends, the holder of this Series shall be entitled to receive, when and as declared or paid upon or set apart for, dividends in cash in the amount of One Dollar Forty-Four Cents ($1.44) per share per annum, payable monthly on such date as determined by the Board of Directors of the Corporation (the "Board'). Dividends on shares of this Series are cumulative from the Date of Accrual with respect to the shares (whether or not there will be net profits or net assets of the Corporation legally available for payment of the dividends) so that, if at any time Full Cumulative Dividends upon this Series to the end of the last completed dividend period will not have been paid, or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in the dividends will be fully paid, but without interest, before any dividend will be declared or paid or any other distribution ordered or made upon, or any purchase or redemption made of, any stock ranking as to dividends or upon liquidation junior to this Series (other than a dividend payable in junior stock, or a purchase or redemption made by issue or delivery of the junior stock); provided, however, that any moneys deposited in any sinking fund with respect to any preferred stock or preference stock of the Corporation in compliance with the provisions of the sinking fund may thereafter be applied to the purchase or redemption of such preferred sock or preference stock in accordance with the terms of the sinking fund regardless of whether at the time of the application Full Cumulative Dividends upon shares of this Series outstanding to the end of the last completed dividend period will have been paid or declared and set apart for payment. All dividends declared upon the shares of this Series and any other preferred stock or preference stock ranking on a parity as to dividend with this Series will be declared pro rata, so that the amounts of dividends declared per share on this Series and the other preferred stock and preference stock will in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and the preference stock bear to each other. Holders of shares of this Series will not be entitled to any dividends, whether payable in cash, property or stock, in excess of Full Cumulative Dividends. As used herein the term "Date of Accrual", as to any shares of this Series, means the date on which the shares in question were issued. The term "Full Cumulative Dividends" means (whether or not in any dividend period, or any part of it, in respect of which the term is used there will have been net profits or net assets of the Corporation legally available for payment of such dividends) that amount which will be equal to dividends at the full rate fixed for this Series provided in this Section (b) for the period of time elapsed from the Date of Accrual to the date as of which Full Cumulative Dividends are to be computed (including an amount equal to the dividend at the rate for any fraction of a dividend period included in the period of time calculated on the basis of a 360-day year of 12 30-day months).

                  (c) Voting Rights. This Series shall be non-voting, except the consent of the holders of at least a majority of the outstanding shares of this Series, voting separately as a single class in person or by proxy, at a special or annual meeting of shareholders called for the purpose, shall be necessary to amend the Certificate of Incorporation, including the provisions of this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, in any manner which would adversely affect the holders thereof. The authorization or creation of any class or series of preferred stock of the Corporation ranking senior to, or on parity with, this Series as to dividends or liquidation, will be deemed to adversely affect the holders. Notwithstanding the foregoing or anything herein to the contrary, no approval by the holders of this Series, voting as a class, shall be required for (i) the approval of any amendment which effects the division of this Series into a greater number of shares or creates other series of Preferred Stock, which may be senior or junior to, or on

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         parity with, this Series, (ii) the approval of any action concerning the issuance or sale by the Corporation of its Common Stock, or (iii) the approval of the Corporation incurring any debt, whether secured or unsecured, and issuing any debt or security instruments. The holders of this Series shall have no voting rights except as expressly granted in this Section (c).

                  (d) Conversion Rights. The holders of shares of this Series shall the right, at their option exercisable in whole and not in part, to convert the shares of this Series into One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (166,667) shares of Common Stock, in the aggregate, or One (1) share of this Series per share of Common Stock at any time on and subject to the following terms and conditions:

                           (i) The shares of this Series shall be convertible at
                  the office of the Corporation or at the office of any transfer agent for this Series, and at such other office or offices, if any, as the Board may designate, into fully paid and nonassessable shares of Common Stock of the Corporation.

                           (ii) In order to convert the shares of this Series
                  into Common Stock, the holders of this Series shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly endorsed in blank, together with any payment required by this paragraph (ii) and transfer tax stamps or funds therefor, is required pursuant to paragraph (vii) below, and give written notice to the Corporation at said office that the holders elect to convert the shares of this Series.

                           Shares of this Series shall be deemed to have been
                  converted immediately prior to the close of business on the day of the surrender of the shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened and such conversion shall be at the conversion ratio in effect at such time on such succeeding day. As promptly as practicable after the conversion date, the Corporation shall issue and shall deliver at said office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion to the person or persons entitled to receive same.

                           (iii) No fractional shares of Common Stock shall be
                  issued upon conversion of shares of this Series and any fractional shares shall be rounded to the nearest full share.

                           (iv) The number of shares of Common Stock to be
                  issued upon conversion of shares of this Series shall be adjusted from time to time as follows:

                                    (A) In case the Corporation shall (I)
                           subdivide its outstanding shares of Common Stock,
                           (II) combine its outstanding shares of Common Stock into a smaller number of shares, or (III) issue any shares by reclassification of its shares of Common Stock, in such case the number of shares of Common Stock to be issued upon conversion of shares of this Series at the time of the effective date of such

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                           subdivision, combination or reclassification shall be
                           adjusted, effective at the opening of business on the business day next following such record date or effective date so that the holder of any shares of this Series surrendered for conversion after such record date or effective date shall be entitle to receive the number of shares of capital stock of the Corporation which he would have owned or been entitled to receive had such shares of this Series been converted immediately prior to such time. If, as a result of an adjustment made pursuant to this clause if the holder thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocations of the adjusted conversion ratio between or among shares of such classes of capital stock.

                                    (B) In any case in which this paragraph (iv)
                           shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date, the Corporation may elect to defer, until after the occurrence of such event, issuing to the holder of any shares of this Series converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion and, in lieu of the shares the issuance of which is so deferred, the corporation shall issue or cause its transfer agent to issued due bills or other appropriate evidence of the right to reserve such shares should such event occur.

                           (v) In the event (A) the Corporation shall declare a
                  dividend or any other distribution on its Common Stock payable otherwise than in cash out of its retained earnings, (B) the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights, (C) of any reclassification of the capital stock (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation, or (D) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then in such event the Corporation shall cause to be mailed to the transfer agent for this Series, in the event the Corporation is not acting as its transfer agent for this Series, and to the holders of record of the outstanding shares of this Series, at least 20 days (or 10 days in any case specified in (A) or (B) above) prior to the applicable record date hereinafter specified, a notice stating (I) the date on which a record is to be taken for the propose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (II) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which its is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                           (vi) The Corporation shall at all times reserve and
                  keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of this Series, the full number of shares of Common Stock then deliverable upon the conversion of all shares of this Series then outstanding, provided that nothing contained herein shall be construed to preclude the Corporation from
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                  satisfying its obligations in respect of the conversion of the shares of this Series by delivery of this Series by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

                           (vii) The Corporation shall pay any and all taxes
                  that may be payable in respect to the issuance or delivery of shares of Common Stock on conversion of shares of this Series pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect to any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue shall have paid to the Corporation the amount of any such tax or shall have established, to the satisfaction of the Corporation, that such tax shall have been paid.

                           (viii) For the purpose of this Section (f), the term
                  "Common Stock" shall include any stock of any class of the Corporation which has no preference in respect of dividends or of amounts in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and which is not subject to redemption by the Corporation. However, except as otherwise provided in paragraph (ix), shares issuable on conversion of shares of this Series shall include only shares of the class designated as Common Stock of the Corporation as of the original date of issue of this Series or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

                           (ix) If either of the following shall occur, namely:
                  (A) any consolidation or merger to which the Corporation is a party, other than a consolidation or a merger in which consolidation or merger the Corporation is a continuing corporation and which does not result in any reclassification of or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock, or (B) any sale or conveyance to another corporation of the property, of the Corporation as an entirety or substantially as an entirety; then the holder of each share of this Series then outstanding shall have the right to convert such share only into the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale or conveyance subject to adjustments which shall be nearly equivalent as may be practicable to the adjustments provided for in paragraph (iv) above. The provisions of this paragraph (ix) shall similarly apply to successive consolidations, mergers, sales or conveyances.

                           (x) Any shares of this Series which shall at any time
                  have been converted into shares of Common Stock shall, after such conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as a series until such shares are once more designated as part of a particular series by the Board of Directors.

                  (e) Liquidation Rights.

                           (i) Upon the liquidation, dissolution or winding up
                  of the Corporation, the holders
                  of the shares of this Series shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be on the Common Stock or any other capital stock of the Corporation, the Stated Value per share, plus a sum equal to any unpaid Full Cumulative Dividends per share to the date of final distribution.

                           (ii) This Series shall be preferred over the Common
                  Stock and any other capital stock of the Corporation as to assets in the event of any liquidation, dissolution or winding up of the Corporation, and in that event the holders of the Series shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, an amount determined as provided in this Certificate for every share of their holdings of the shares of this Series before any distribution of the assets shall be made to the holders of the Common Stock and any other capital stock of the Corporation; and, if in the event of any such liquidation, dissolution or winding up the holders of this Series shall have received all amounts to which they shall be entitled as aforesaid, the holders of the Common Stock and other capital stock of the Corporation shall be entitled, to the exclusion of the holders of the shares of this Series, to share ratably in all of the assets of the Corporation available for distribution to the shareholders then remaining according to the number of shares of the Common Stock and other capital stock of the Corporation held by them respectively and in accordance with the rights of the holders of the Common Stock and such capital stock. If upon any liquidation, dissolution or winding up of the Corporation the amounts payable on or with respect to the shares of this Series are not paid in full, the holders of the shares of this Series shall share ratably in any distribution of assets according to the respective amount which would be payable in respect of the shares of this Series held by them upon such distribution if all amounts payable on or with respect to the shares of this Series were paid in full.

                           (iii) Neither the sale, lease or exchange (for cash,
                  shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section (e).

                  (f) Optional Redemption. This Series will be redeemable, in whole and not in part, at the option of the Corporation at any time on not less than 30-days' written notice, at the Stated Value per share, plus a sum equal to all dividends accrued and unpaid thereon to the redemption date. Notice of redemption of this Series shall be mailed to each holder of record of the shares of this Series not less than 30 days prior to the redemption date. For at least 30 days following the notice of redemption and until two full business days prior to the date of redemption, the holders shall have the right to convert shares of this Series into shares of Common Stock in accordance with Section (f) hereof. The notice of redemption shall specify the date and place of redemption shall specify the date and place of redemption, the redemption price and the date when the shares of this Series cease to be convertible. Unless default shall be made in the payment in full of the redemption price and any accrued and unpaid dividends, dividends on the shares of this Series shall cease to accrue on the redemption date, and all rights of the holders of the shares of this Series as shareholders of the Corporation by reason of the ownership of the shares of this Series shall cease on the redemption date, except the right to convert to Common Stock any shares theretofore tendered for conversion and except the right to receive the amount payable upon redemption of the shares of this Series and surrender of the respective certificates representing the shares of this Series, and the shares of this Series shall not, after the redemption date, be deemed to be outstanding.

                  IN WITNESS WHEREOF, this Corporation has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested by its Secretary this 18th day of June, 2001.

                                      PRECIS SMART CARD SYSTEMS, INC.


                                      By: /s/ PAUL A. KRUGER
                                         ---------------------------------------
                                             Paul A. Kruger
                                             Chief Executive Officer
ATTEST:

 /s/ MARK R. KIDD
------------------------------------
Mark R. Kidd, Secretary